Exhibit 5.1

[WEC ENERGY GROUP, INC. HEADER]

September 12, 2016

WEC Energy Group, Inc.

231 West Michigan Street

Milwaukee, Wisconsin 53203

Re:	WEC Energy Group Retirement Savings Plan and WEC Energy Group Limited Retirement Savings Plan

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by WEC Energy Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 1,881,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value (“Common Stock”), for issuance pursuant to the WEC Energy Group Retirement Savings Plan and 19,000 shares of Common Stock for issuance pursuant to the WEC Energy Group Limited Retirement Savings Plan (together with the WEC Energy Group Retirement Savings Plan, the “Plans”), and the registration of an indeterminate amount of interests in the Plans. Shares of Common Stock issued under the Plans may be authorized but unissued, treasury or repurchased shares.

I am Director – Legal Services – Corporate and Finance for the Company. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I or the attorneys in the Legal Services Department of the Company have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation, as amended to date, Articles of Amendment thereto, and Bylaws, as amended to date; (iii) the Plans; (iv) the corporate proceedings relating to the adoption of the Plans and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

(1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

(2) The Shares, when issued (as to any such Shares which are original issuance or treasury shares) in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable by the Company.

I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC. This opinion may not be relied upon by you for any other purpose or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without my prior written consent.

Very truly yours,

/s/ Joshua M. Erickson

Joshua M. Erickson
Director – Legal Services – Corporate and Finance
WEC Energy Group, Inc.